Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	Lisa K. Klinger
Senior Vice President - Finance and Treasurer
(972) 409-1528

klingerl@michaels.com

BRIAN C. CORNELL NAMED CHIEF EXECUTIVE OFFICER
OF
MICHAELS STORES

Former Safeway and PepsiCo Executive Brings Strong Consumer Products Marketing
Experience to Leading Crafts Retailer

Irving, TX, June 4, 2007 — Michaels Stores, Inc., the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator, today announced that Brian C. Cornell has been named Chief Executive Officer of the company, effective June 4, 2007.  Cornell most recently served as Executive Vice President and Chief Marketing Officer of Safeway, Inc., where he had responsibility for the merchandising, marketing, manufacturing, supply chain and online business.

Cornell was one of the key architects behind Safeway’s “Ingredients for Life” brand re-positioning, its advancements in consumer and shopper insights, the introduction of O Organics and Eating Right private label brands, and Safeway’s new lifestyle store format.  In 2005, he was named Marketing Executive of the Year by Supermarket News, and was featured as the Retailer of the Year by Grocery Headquarters Magazine in 2006.

In 2006, leading global private equity firms Bain Capital and The Blackstone Group invested in a recapitalization of Michaels Stores in a take-private transaction valued at more than $6 billion.

“I am excited about the opportunity to join this best-in-class specialty retailer, and to further advance Michaels Stores’ leadership position and brand recognition through focused merchandising, consumer insights, marketing and operating initiatives,” said Cornell, who is 48. “I am pleased to work with Michaels’ employees, management team and our vendor partners to position the company for the long term, and create unparalleled shopping experiences for our customers.”  Jeffrey Boyer, President and Chief Financial Officer, and Gregory Sandfort, President and Chief Operating Officer, will report to Cornell.

Cornell’s professional career spans more than 25 years, and includes a broad range of experiences in consumer products marketing and general management.  Prior to joining Safeway in 2004, Cornell served as President of Pepsi-Cola North America’s Foodservice Division, and as Senior Vice President of Sales for Pepsi-Cola North America. He previously was Regional President of PepsiCo Beverages International’s European and African business, and President of Tropicana Products International based in Brussels, Belgium. He held a number of key positions with Tropicana prior to its acquisition by PepsiCo in 1998.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063 (972) 409-1300

“Brian is an outstanding retail and consumer products executive who we believe will further energize the talented team at Michaels Stores, help improve the uniqueness of the merchandise we sell, and continue to enhance the customer shopping experience,” said Matt Levin, a Managing Director at Bain Capital.  “Brian’s impressive track record gives us great confidence in his ability to seize the exciting customer, merchandising, and operational opportunities that lie ahead for Michaels, and to fully realize the company’s growth potential,” commented Michael Chae, a Senior Managing Director at The Blackstone Group.

Cornell is a director of OfficeMax Inc., and previously served as Chairman of GroceryWorks Holdings, Inc.  He earned his BA degree at UCLA and attended its Anderson Graduate School of Management.

About Michaels Stores

Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator.  As of May 30, 2007, the Company owns and operates 930 Michaels stores in 48 states and Canada, 168 Aaron Brothers stores, 11 Recollections stores, and four Star Wholesale operations.

 About The Blackstone Group

The Blackstone Group is a leading global alternative asset manager and provider of financial advisory services. The Blackstone Group is one of the largest independent alternative asset managers in the world. Its alternative asset management businesses include the management of corporate private equity funds, real estate opportunity funds, funds of hedge funds, mezzanine funds, senior debt funds, proprietary hedge funds and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. For further information visit www.blackstone.com

About Bain Capital

Bain Capital (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, venture capital, public equity, and leveraged debt assets with approximately $50 billion in total assets under management.  Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including such leading retailers and consumer companies as Toys “R” Us, Burger King, Staples, Burlington Coat Factory, Shopper’s Drug Mart, Brookstone, Domino’s Pizza, Dollarama, Sealy Corp., Sports Authority and Duane Reade.  Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Hong Kong, Shanghai, and Tokyo.

Media and Investor Contacts:

For Michaels Stores:  Lisa K. Klinger, 972-409-1528

For Bain Capital:  Alex Stanton, Stanton Crenshaw Communications, 212-780-0701

For The Blackstone Group: John Ford, The Blackstone Group, 212-583-5559

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063 (972) 409-1300